Exhibit 10.6

FIRST CITIZENS NATIONAL BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Purpose

The purpose of the Plan is to recognize those senior officers of the Bank who have contributed substantially to the success of the Bank and to encourage such officers to remain as employees of the Bank.  This Plan shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for participating Executives, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE 1
DEFINITIONS

The following words and phrases used in this Plan have the meanings specified.

“Accrual Balance” means as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to each Executive who is  participating in the Plan, without regard to whether such amount is actually accrued as of such date.

“Actuarial (Actuarially) Equivalent” means a benefit of equivalent value to the normal form of benefit determined by generally accepted actuarial principles. An actuarially equivalent lump sum shall be calculated using the Discount Rate in effect on the determination date.

“Beneficiary” means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

“Benefit Percentage” means the percentage of Final Average Pay specified for each Executive.  The Benefit Percentage of each initial participant is set forth in Appendix A.

“Change in Control” shall mean a change in control as defined in Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

a)           Change in ownership: A change in ownership of the Holding Company occurs on the date any one person or group of persons accumulates ownership of the Holding Company’s stock constituting more than 50% of the total fair market value or total voting power of the Holding Company’s stock,

(b)           Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Holding Company possessing 35% or more of the total voting power of the Holding Company’s stock, or (ii) a majority of the Holding Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Holding Company’s Board of Directors, or

(c)           Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Holding Company’s assets occurs if in a 12 month period any one person or more than one person acting as a group acquires assets from the Holding Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Holding Company immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Holding Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

“Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

“Disability” means that an Executive is either:

(a)           Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) receiving income replacement benefits for a period of three (3) or more months under a disability and health plan covering employees of the Bank.

“Discount Rate” means the rate used by the Plan Administrator for determining an Executive’s Accrual Balance. If required by its outside auditors, the Plan Administrator may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or after a Change in Control.

“Effective Date” means January 1, 2008.

“Executive” means an officer of the Bank who is designated as a participant in the Plan by the Compensation Committee of the Board of Directors of the Bank.  The initial participants are identified in Appendix A to the Plan.

“Final Average Pay” means the average of an Executive’s annual cash compensation (including salary, bonus and other cash items) during the three completed calendar years preceding the Executive’s termination of employment.

 “Holding Company” means Citizens Financial Services, Inc.

“Normal Retirement Age” means the Executive’s 62nd birthday.

“Plan” means this First Citizens National Bank Supplemental Executive Retirement Plan

“Plan Administrator” or “Administrator” means the plan administrator described in Article 8.

 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date.

“Separation from Service” means an Executive’s service (as an executive and/or independent contractor to the Bank and any member of a controlled group, as defined in Code Section 414), terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death.

 “Termination for Cause” and “Cause” shall mean (i) the willful failure by an Executive to substantially perform his duties hereunder (other than a failure resulting from the Executive’s incapacity because of physical or mental illness, after notice from the Bank and a failure to cure such violation within thirty (30) days of said notice; (ii) the willful engaging by an Executive in misconduct injurious to the Bank; (iii) the dishonesty or gross negligence of the Executive in the performance of his duties; (iv) the breach of the Executive’s fiduciary duty involving personal profit; (v) the material violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (vi) conduct on the part of Executive which brings public discredit to the Bank; (vii) unlawful discrimination by the Executive, including harassment against Bank’s employees, customers, business associates, contractors, or visitors; (viii) theft or abuse by the Executive of the Bank’s property or the property of the Bank’s customers, employees, contractors, vendors, or business associates; (ix) failure of the Executive to follow the good faith lawful instructions of the Board of Directors of the Bank with respect to its operations, after notice from the Bank and a failure to cure such violation within thirty (30) days of said notice; (x) the direction or recommendation of a state or federal bank regulatory authority to remove the Executive’s position with the Bank as identified herein;  (xi) any final removal or prohibition order to which the Executive is subject, by a federal banking agency pursuant to Sections 8(e) and 8(g) of the Federal Deposit Insurance Act; (xii) the Executive’s conviction of or plea of guilty or nolo contendere to a felony,  crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive; (xiii) any act of fraud, misappropriation or personal dishonesty; (xv) any act insubordination; (xiv) misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by the Executive to the Bank or any representative of the Bank in connection with the Executive’s employment with the Bank; (xvi) the existence of any material conflict between the interests of Bank and the Executive that is not disclosed in writing by the Executive to the Bank and approved in writing by the Board of Directors of Bank; or (xvii) the Executive takes action that is clearly contrary to the best interest of the Bank.

“Year of Vesting Service” means each 12-month period in which the Executive completes 1,000 or more hours of service in the employ of the Bank, beginning on the Effective Date.

ARTICLE 2
LIFETIME BENEFITS

2.1           Normal Retirement Benefit. Unless a Separation from Service or a Change in Control occurs before Normal Retirement Age, upon an Executive’s termination of employment on or after attaining Normal Retirement Age the Bank shall pay to the Executive the benefit described in this Section 2.1(a) instead of any other benefit under this Plan

(a)           Amount of Normal Retirement Benefit. The annual Normal Retirement benefit is the product of the Executive’s Benefit Percentage and his Final Average Pay.

(b)           Payment of Benefit. Subject to Section 2.6, the Bank shall pay the annual benefit to the Executive in quarterly installments beginning on the first business day of the first calendar quarter beginning after the Executive’s termination of employment. The Normal Retirement benefit as provided in Section 2.1(a) above, shall be paid to the Executive (or in the event of the Executive’s death, to the Executive’s Beneficiary) for a period of 15 years (60 quarterly payments).

(c)           Alternative Forms of Payment. Subject to Section 2.6, Executive may elect to receive his Normal Retirement Benefit payable under this Plan in an Actuarially Equivalent Lump Sum, provided he elects to do so upon his initial designation as a Participant or as otherwise permitted by Code Section 409A.

2.2           Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2(a) instead of any other benefit under this Plan.

(a)           Amount of Benefit. An Executive’s benefit upon Early Termination shall be the Executive’s vested Accrual Balance as of the end of the month preceding his Early Termination.

(b)           Payment of Benefit. Subject to Section 2.4, an Executive’s Early Termination benefit shall be paid in a lump sum as soon as administratively practicable following the Executive’s termination of employment.  Notwithstanding the foregoing, Executive may elect to receive his Early Termination Benefit payable under this Plan in quarterly installments over a 15-year period, beginning on the first business day of the first calendar quarter beginning after the Executive’s termination of employment, provided he elects to do so upon his initial designation as a Participant or as otherwise permitted by Code Section 409A.  For purposes of the foregoing installment payment election, the quarterly payment shall be calculated as a fixed amount which amortizes the Accrual Balance at termination of employment in equal quarterly installments of principal and interest over the applicable period.  For purposes of determining the amount of the quarterly payment,  the interest rate used shall be the Discount Rate in effect at the Executive’s Early Termination.

(c)           Vesting of Accrual Balance. The vested amount of an Executive’s Accrual Balance shall be determined on the basis of the Executive’s number of Years of Vesting Service according to the following schedule:

Vesting Schedule
Years of Vesting Service	Percent Vested
Less than 1	0%
1 but less than 2	33 1/3%
2 but less than 3	66 2/3%
3 or more	100%

Notwithstanding anything in this Plan to the contrary, a Participant’s Accrual Balance shall, for purposes of this Section 2.2, be fully vested if the Participant’s terminates employment by reason of Disability.

2.3           Change in Control Benefit. If a Change in Control occurs after the effective date of an Executive’s participation in the Plan but before the Executive’s Normal Retirement Age and before his Separation from Service, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Plan.

(a)           Amount of Benefit: The benefit under this Section 2.3 is equal to the Normal Retirement benefit under Section 2.1 (determined without regard to the Executive’s age or Years of Service as of the Change in Control Effective date).

(b)           Payment of Benefit: The Bank shall pay the Change in Control benefit under Section 2.3 of this Plan to the Executive that is actuarially equivalent to his benefit calculated under Section 2.1 lump sum within ten (10) days after the Change in Control. If the Executive receives the benefit under this Section 2.3 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under Section 2.3 if an additional Change in Control occurs thereafter.

2.4           Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Plan, if when the Executive’s employment terminates the Executive is a Specified Employee, as defined in Code Section 409A, and if any payments under Article 2 of this Plan will result in additional tax or interest to the Executive because of Section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of:

(i)           the date that is at least six (6) months after termination of the Executive’s employment for reasons other than the Executive’s death, or

(ii)           the date of the Executive’s death, or

(iii)           any earlier date that does not result in additional tax or interest to the Executive under Section 409A.

If any provision of this Plan would subject an Executive to additional tax or interest under Section 409A of the Code or result in a violation of Section 409A of Code, the Bank shall reform such provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

2.5           One Benefit Only. Despite anything to the contrary in this Plan, an Executive and Beneficiary are entitled to one benefit only under this Plan, which shall be determined by the first event to occur that is dealt with by this Plan.

ARTICLE 3
DEATH BENEFITS

3.1           Death During Active Service or After Benefit Commencement.  If an Executive dies before a Separation from Service, the Executive’s Beneficiary shall be entitled to receive an amount in cash equal to the benefit the Executive would have received under Section 2.1 if he were deemed to have attained his Normal Retirement Age immediately prior to his death, unless the Change in Control benefit shall have previously been paid to the Executive.  If a benefit is payable to the Executive’s Beneficiary under this Section 3.1, the benefit shall be paid in a lump sum within 90 days after the Executive’s death.  If the Executive dies after a Separation from Service but prior to the time all payments have been made, the remaining payments shall be made to the Executive’s Beneficiary at the same time such payment would have been made to the Executive.

ARTICLE 4
BENEFICIARIES

4.1           Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Executive. The Beneficiary designated under this Plan may be the same as, or different from, the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2           Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5           Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS

5.1           Termination for Cause. Despite any contrary provision of this Plan, the Bank shall not pay any benefit under this Plan if an Executive’s a Separation from Service is the result of an Executive’s Termination for Cause.

5.2           Removal. If an Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as to the Executive as of the effective date of the order.

5.3           Default. Notwithstanding any provision of this Plan to the contrary, if the Bank is in “default” or “in danger of default,” as those terms are defined in Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Plan shall terminate.

5.4           FDIC Open-Bank Assistance. All obligations under this Plan shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, when the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Federal Deposit Insurance Act Section 13(c). 12 U.S.C. 1823(c).

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1           Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under this Plan that he or she believes should be paid may make a claim for such benefits as follows:

(a)           Initiation - Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)           Timing of Bank Response. The Bank shall respond to the claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 90 days by notifying the claimant in writing before the end of the initial 90-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(c)           Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of the denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(i)           the specific reasons for the denial,

(ii)           a reference to the specific provisions of the Plan on which the denial is based,

(iii)           a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)           an explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)           a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2           Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows -

(a)           Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)           Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)           Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

(d)           Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank may extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must state the special circumstances and the date by which the Bank expects to render its decision.

(e)           Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth -

(i)           the specific reason for the denial,

(ii)           a reference to the specific provisions of the Plan on which the denial is based,

(iii)           a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)           a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3           Reimbursement of Expenses. If the claimant prevails at the conclusion of the claims and review procedure outlined in this Article 6, including any civil action brought by the claimant under ERISA Section 502(a), the Bank shall reimburse the claimant for all reasonable legal expenses incurred by the claimant in the claims and review procedure.

ARTICLE 7
MISCELLANEOUS

7.1           Amendments and Termination. Subject to Section 7.13, this Plan may be amended or terminated by the Bank; provided, however, that the amendment or termination of the Plan shall not reduce an Executive’s vested accrued benefit.

7.2           Binding Effect. This Plan shall bind each participating Executive, the Bank, and their Beneficiaries, survivors, executors, successors, administrators, and transferees.

7.3           No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a participating Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require an Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

            7.4           Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5           Successors. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume this Plan in the same manner and to the same extent that the Bank would be required to perform under this Plan if no such succession had occurred.

7.6           Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.7           Applicable Law. This Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

7.8           Unfunded Arrangement. Each participating Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay the benefits. Rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on an Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

7.9           Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.10          Headings. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan..

7.11          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to:

Chairman and Vice Chairman of the Board of Directors
First Citizens National Bank
15 South Main Street
Mansfield, PA  16933

or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to an Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

7.12         Payment of Legal Fees. The Bank is aware that after a Change in Control, management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Plan, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Plan declared unenforceable, or could take or attempt to take other action to deny an Executive the benefits intended under this Plan. In these circumstances the purpose of this Plan would be frustrated.

It is the intention of the Bank that the Executive not be required to incur the expenses associated with the enforcement of rights under this Plan, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the intention of the Bank that an Executive not be forced to negotiate settlement of rights under this Plan under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that:

(i)           the Bank has failed to comply with any of its obligations under this Plan, or

(ii)           the Bank or any other person has taken any action to declare this Plan void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from an Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice (at the Bank’s expense as provided in this Section 7.12) to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction.

Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by an Executive under this Section 7.12, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. Reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $100,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings.

The Bank’s obligation to pay an Executive’s legal fees provided by this Section 7.12 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite any contrary provision in this Section 7.12 however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate Section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

7.13         Termination or Modification of Plan Because of Changes in Law, Rules or Regulations. The Bank is establishing this Plan on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Plan, then the Bank reserves the right to terminate or modify this Plan accordingly, subject to the written consent of a participating Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately upon an event that is considered a Change in Control.

ARTICLE 8
ADMINISTRATION OF PLAN

8.1           Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Bank’s Board of Directors or such Committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

8.2           Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3           Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No Executive or Beneficiary shall be deemed to have any right, vested or non-vested, regarding the continued use of any previously adopted assumptions, including, but not limited to, the Discount Rate.

8.4           Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

Appendix A

Initial Plan Participants

Executive                                                                                                Benefit Percentage

Randall E. Black                                                                                                16.4% of Final Average Pay

Terry B. Osborne                                                                                                14.7% of Final Average Pay

Mickey L. Jones                                                                                                13.6% of Final Average Pay